Exhibit 10.52
EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 7th day of February, 2011 (the “Effective Date”), between Willbros United States Holdings, Inc., a Delaware corporation (the “Corporation”), and J. Robert Berra (the “Executive”).
RECITALS
WHEREAS, the Corporation desires to employ the Executive as its Executive Vice President - Sales and Marketing and the Executive desires to accept such employment, under the terms and conditions of this Agreement; and
WHEREAS, this Employment Agreement is contingent on the Executive’s execution of a Participation Agreement under the Willbros Group, Inc. 2010 Management Severance Plan for Executives (“Executive MSP”);
NOW THEREFORE, in consideration of the mutual covenants and representations contained herein, and the mutual benefits derived herefrom, the parties agree as follows:
ARTICLE I
FULL-TIME EMPLOYMENT OF EXECUTIVE
1.1 DUTIES AND STATUS.
(a) The Corporation hereby engages the Executive as a full-time executive employee for the period specified in Section 3.1 below (the “Employment Period”), and the Executive accepts such employment, on the terms and conditions set forth in this Agreement.
(b) The Executive shall serve as Executive Vice President — Sales and Marketing of the Corporation and Willbros Group, Inc., a Delaware corporation (“WGI”). He shall report to the President and Chief Executive Officer of the Corporation and WGI, but to no other person or body.
(c) In addition to the Executive’s performance of his day-to-day executive and operating responsibilities referred to in Section 1.1(b) above, the Executive shall work diligently and closely with the President and Chief Executive Officer during the Employment Period to further develop, refine, and implement WGI’s strategic plan consistent with the annual budget(s) and other objectives approved by the Board of Directors of WGI (the “Board”).
(d) Throughout the Employment Period, the Executive shall devote substantially all his full time and efforts to the business of the Corporation and WGI and will not engage in consulting work or any trade or business for his own account or for or on behalf of any other person, firm or corporation which competes, conflicts or interferes with the performance of his duties under this Agreement in any way.

(e) Except for reasonable business travel, the Executive shall be required to perform the services and duties provided for in this Section 1.1 only at the principal offices of the Corporation in the Houston, Texas, metropolitan area. Throughout the Employment Period, the Executive shall be entitled to four (4) weeks of vacation annually (accrued thirteen and thirty-four hundredths (13.34) hours per month) and leave for illness or temporary disability in accordance with the Corporation’s policies for its senior executive officers.
1.2 COMPENSATION AND GENERAL BENEFITS. In consideration of the Executive foregoing other business opportunities and agreeing with the Corporation and WGI to perform the services described in this Agreement, the Executive shall be compensated as follows:
(a) During the Employment Period, the Corporation shall pay the Executive a base salary of three hundred fifty-five thousand dollars ($355,000) per year. The Executive will be eligible for increases in such base salary, based on merit and commensurate with increases made in the base salary of other executive officers. Such salary shall be payable in periodic equal installments pursuant to the Corporation’s executive payroll system.
(b) Throughout the Employment Period, the Executive shall be entitled to participate in such retirement, bonus, disability, life, sickness, accident, dental, medical and health benefits and other employee benefit programs, plans and arrangements of the Corporation which are in effect immediately prior to the date of this Agreement, and in any successor or additional employee benefit programs, plans or arrangements which may be established by the Corporation, as and to the extent any such employee benefit programs, plans and arrangements are or may from time to time be in effect. Nothing herein precludes the Corporation from exercising its reserved rights to amend, modify, or terminate any employee benefit program, plan, or arrangement, without prior notice.
1.3 BONUS. The Executive shall receive a sign-on bonus in the amount of one hundred thousand dollars ($100,000), payable fifty percent (50%) within thirty (30) days of the Effective Date and fifty percent (50%) on the first (1st) pay period after the sixth (6th) month from the Effective Date. In addition, the Executive will participate in the Management Incentive Compensation Program. The annual bonus potential for each year will be 100% of Executive’s base salary. For the 2011 calendar year, the Executive shall be guaranteed a minimum bonus amount under such Program of no less than one hundred thousand dollar ($100,000), payable in a lump sum on March 31, 2012, provided that the Executive has not voluntarily incurred a Separation from Service or incurred a Separation from Service involuntarily for Cause on or before such date. The Board, in considering whether to pay any additional discretionary bonus to the Executive for a year shall consider the financial performance of the Corporation, the individual performance of the Executive and the bonuses, if any, awarded to other executive officers of the Corporation, as well as any other matters the Board deems it appropriate to consider in making its determinations.

1.4 RESTRICTED STOCK AWARDS. In consideration of the Executive foregoing other business opportunities and agreeing to accept employment with the Corporation to perform the services described in this Agreement, the Executive is hereby awarded and will be awarded the number of shares of common stock, par value $.05 per share of the Corporation (“restricted stock shares”) on the dates indicated below, subject to (i) all of the terms and provisions of the Corporation’s 2010 Stock and Incentive Compensation Plan and (ii) the Executive’s execution and delivery of Restricted Stock Award Agreements substantially in the form of Exhibit A attached hereto.

Date of Award	Number of Restricted Stock Shares

Effective Date	35,000
March, 2011	20,000
March, 2012	20,000
The Executive’s rights with respect to each restricted stock award shall vest in full on the third anniversary date of the Effective Date.
ARTICLE II
COMPETITION AND CONFIDENTIAL INFORMATION
2.1 COMPETITION AND CONFIDENTIAL INFORMATION. All of the provisions of Article VI, Restrictive Covenants, of the Executive MSP are hereby incorporated by reference and made a part of this Agreement. Any term with initial capitalization in this Agreement which is not defined in this Agreement shall have the meaning assigned under the Executive MSP, the definitions of which are hereby incorporated by reference and made a part of this Agreement. Specifically, the defined terms under Article VI and the terms Change in Control, Separation from Service, Cause, Good Reason, and Disability have the meaning assigned under the Executive MSP. This Section 2.1 shall survive the termination of this Agreement.
ARTICLE III
EMPLOYMENT PERIOD
3.1 DURATION. The Employment Period shall commence on the Effective Date and shall terminate on the day prior to the third anniversary of the Effective Date.
3.2 EARLY TERMINATION. This Agreement shall be terminated prior to the end of the Employment Period for the following reasons or upon the occurrence of the following events:
(a) Involuntary Separation from Service of the Executive by action of the Corporation for Cause or other than for Cause;
(b) Voluntary Separation from Service of the Executive for Good Reason or other than for Good Reason;

(c) Death of the Executive; or
(d) Disability of the Executive.
3.3 COMPENSATION AND/OR BENEFITS FOLLOWING EARLY TERMINATION.
(a) Except as provided in Section 3.4 of this Agreement or the Executive MSP, in the event of an early termination of this Agreement because of (i) the Executive’s voluntary Separation from Service, (ii) Executive’s involuntary Separation from Service by action of the Corporation for Cause, (iii) death or (iv) Disability, the Executive will receive his base salary only through the date of such Separation from Service. In addition, the Executive and his dependents and beneficiaries will receive such benefits as they may be entitled under the employee benefit programs, plans and arrangements of the Corporation.
(b) In the event of an early termination of this Agreement due to a Separation from Service other than under Section 3.3(a) or Section 3.4, the provisions of the Executive MSP shall govern; provided that Executive is a participant in the Executive MSP on the date of such Separation from Service.
(c) Each payment to the Executive of an amount following his termination shall constitute a “separate payment” for purposes of Section 409A of the Code.
(d) All amounts or benefits payable to the Executive hereunder following his termination that are payable more than two and one-half months and less than six months following such termination shall be paid on the day that is six months and one day following the date of his termination and all other amounts or benefits payable to the Executive hereunder following his termination shall be paid on the regular payroll payment dates of the Corporation for payment of such amounts or benefits.
3.4 SPECIAL SEPARATION PAYMENT.
(a) Notwithstanding anything in this Agreement to the contrary, if the Executive (i) serves until the last day of the three-year term of this Agreement and (ii) voluntarily incurs a Separation from Service other than for Good Reason within ninety (90) days after the end of such three (3) year term, then Executive will receive twelve (12) months base salary, at the then current base rate, in a lump sum, payable on the first Corporation payroll date following the sixtieth (60th) day after such voluntary Separation from Service occurs, provided that Executive has executed and returned a separation and release agreement in form satisfactory to the Corporation which is not revoked prior to such payment date. Notwithstanding the provisions of Section 2.1 of this Agreement, in the event of a voluntarily Separation from Service other than for Good Reason or an involuntary Separation from Service other than for Cause under this Section 3.4, the non-competition provisions of Section 6.2 of the Executive MSP shall not apply.

(b) Notwithstanding anything in this Agreement to the contrary, if prior to any event which causes severance to be payable under Section 3.4(a) of this Agreement or the Executive MSP, the Corporation materially decreases the Executive’s responsibility and authority, his title, or his base compensation at any time within the Employment Period, then Executive may incur a voluntary Separation from Service other than for Good Reason within fourteen (14) days following written notice to the Corporation. In such event, Executive will receive (i) twelve (12) months base salary, at the then current base rate, in a lump sum, payable on the first Corporation payroll date following the sixtieth (60th) day after such voluntary Separation from Service occurs; and (ii) Executive’s Restricted Stock Awards which have previously been granted under paragraph 1.4 of this Agreement shall immediately vest and become exercisable; each provided that Executive has executed and returned a separation and release agreement in a form satisfactory to the Corporation, which is not revoked prior to such payment date. Notwithstanding the provisions of Section 2.1 of this Agreement, in the event of a voluntary Separation from Service or an involuntary Separation from Service other than for Cause under this Section 3.4, the non-competition provisions of Section 6.2 of the Executive MSP shall not apply.
(c) Notwithstanding anything in this Agreement to the contrary, if prior to any event which causes severance to be payable under Sections 3.4(a) or 3.4(b) of this Agreement, the Executive incurs an involuntary Separation from Service prior to a Change in Control which is other than for Cause, then (i) the Executive shall be entitled to the severance payable as provided in Section 3.1.2 of the Executive MSP, in a cash lump sum in accordance with the terms thereof, and such payment shall be made irrespective of whether such involuntary Separation from Service other than for Cause is in anticipation of a Change of Control; and (ii) Executive’s restricted stock awards which have previously been granted under paragraph 1.4 of this Agreement shall immediately vest and become exercisable; each provided that Executive has executed and returned a separation and release agreement in a form satisfactory to the Corporation, which is not revoked prior to such payment date. Notwithstanding the provisions of Section 2.1 of this Agreement, in the event of an involuntarily Separation from Service other than for Cause under this Section 3.4 (c), the non-competition provisions of Section 6.2 of the Executive MSP shall not apply.
ARTICLE IV
NOTICES
4.1 NOTICES. Any notices requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and if sent by registered or certified mail to the Executive at the last address he has filed in writing with the Corporation or, in the case of the Corporation, at its principal offices.
ARTICLE V
MISCELLANEOUS
5.1 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the Executive and the Corporation with respect to the subject matter hereof and supersedes any and all prior understandings on the subjects contained herein, written or oral, and all amendments thereto.

5.2 MODIFICATION. Except as provided in the following two sentences, this Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives. Nothing in this Agreement shall affect the Corporation’s and its affiliates’ rights to amend or terminate any of their employee benefit plans, as permitted under applicable law and the respective terms of such plans. The parties agree to further amend this Agreement in the event that an amendment is necessary or desirable to address the requirements of Section 409A of the Code.
5.3 SEVERABILITY. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect, provided, that if the unenforceability of any provision is because of the breadth of its scope, the duration of such provision or the geographical area covered thereby, the parties agree that such provision shall be amended, as determined by the court, so as to reduce the breadth of the scope or the duration and/or geographical area of such provision such that, in its reduced form, said provision shall then be enforceable.
5.4 GOVERNING LAW. The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Texas, without regard to any otherwise applicable principles of conflicts of laws.
IN WITNESS WHEREOF, the parties have executed and delivered this Agreement on the date first above written.

WILLBROS UNITED STATES HOLDINGS, INC.
By:	/s/ Gordon Hagendorf
	Name:	Gordon Hagendorf
	Its:	Vice President Human Resources

EXECUTIVE
/s/ J. Robert Berra
J. Robert Berra

Exhibit A
WILLBROS GROUP, INC.
RESTRICTED STOCK AWARD AGREEMENT
February 7, 2011
J. Robert Berra
Willbros United States Holdings, Inc.
4400 Post Oak Parkway, STE 1000
Houston, TX 77027
Dear Rob:
1. Restricted Stock Award. Willbros Group, Inc., a Delaware corporation (the “Company”), hereby grants to you an aggregate of 35,000 shares of Common Stock, par value $.05 per share, of the Company (the “Restricted Shares”). Except to the extent that any provision of this Restricted Stock Award Agreement (the “Award Agreement”) or the Company’s 2010 Stock and Incentive Compensation Plan (the “Plan”) conflicts with any provision of that certain Employment Agreement dated February 7, 2011 between Willbros United States Holdings, Inc. and you (the “Employment Agreement”), this award is subject to your acceptance of and agreement to all of the applicable terms, conditions, and restrictions described in the Plan, a copy of which, along with the Prospectus for the Plan, are attached hereto, and to your acceptance of and agreement to the further terms, conditions, and restrictions described in this Award Agreement. To the extent that any provision of this Award Agreement conflicts with the expressly applicable terms of the Plan, it is hereby acknowledged and agreed that those terms of the Plan shall control and, if necessary, the applicable provisions of this Award Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan. To the extent that any provision of this Award Agreement or the Plan conflicts with any provision of the Employment Agreement, it is expressly acknowledged and agreed that the Employment Agreement shall control and, if necessary, the applicable provisions of the Award Agreement and, if necessary, the applicable provisions of the Award Agreement and/or the Plan shall be hereby deemed amended so as to carry out the purpose and intent of the Employment Agreement.
2. Issuance of Shares. The Company will cause the Restricted Shares to be issued in your name either by book-entry registration or issuance of a stock certificate or certificates. Until such time as the restrictions described in Section 4(b) lapse as described in Section 5, the Company may cause an appropriate stop-transfer order to be issued and to remain in effect with respect to the Restricted Shares. As soon as practicable following the time that the restrictions described in Section 4(b) lapse as described in Section 5, the Company will cause that stop-transfer order to be removed. If any certificate or certificates are issued in your name for the Restricted Shares, the Company shall retain the certificate(s) for the period during which the restrictions described in Section 4(b) are in effect and may require that you execute and deliver to the Company a stock power or stock powers in blank for the Restricted Shares. You hereby agree that the Company shall hold the certificate(s) for the Restricted Shares and the related stock power(s) pursuant to the terms of this Award Agreement until such time as the restrictions described in Section 4(b) lapse as described in Section 5 or the Restricted Shares are canceled pursuant to the terms of Section 4(b).

3. Ownership of Restricted Shares. You shall be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends therefrom if, as, and when declared by the Company’s Board of Directors, subject, however, to the terms, conditions, and restrictions described in the Plan and in this Award Agreement.
4. Restrictions.
(a) Your ownership of the Restricted Shares shall be subject to the restrictions set forth in subsection (b) of this Section until such restrictions lapse pursuant to the terms of Section 5, at which time the Restricted Shares shall no longer be subject to the applicable restrictions.
(b) The restrictions referred to in subsection (a) of this Section are as follows:
(1) At the time of your “Termination of Employment” (as defined in Section 11(c)), other than a Termination of Employment that occurs as a result of an event described in Section 5(b)(1) or a Termination of Employment that is described in Section 5(b)(2), you shall forfeit the Restricted Shares to the Company and all of your rights thereto shall terminate without any payment of consideration by the Company. If you forfeit any Restricted Shares and your interest therein terminates pursuant to this paragraph, such Restricted Shares shall be canceled.
(2) You may not sell, assign, transfer, pledge, hypothecate, or otherwise dispose of the Restricted Shares.
5. Lapse of Restrictions.
(a) The restrictions described in Section 4(b) shall lapse with respect to all 35,000 of the Restricted Shares on the third anniversary of the date hereof. Following the lapse of such restrictions with respect to any Restricted Shares, such Restricted Shares shall no longer be subject to the restrictions described in Section 4(b).

2

(b) Notwithstanding the provisions of subsection (a) of this Section 5, the restrictions described in Section 4(b) shall lapse with respect to all the Restricted Shares at the time of the occurrence of any of the following events:
(1) Your death or “Disability” (as defined in Section 11(b));
(2) Your Termination of Employment under the circumstances described in Section 3.4(b) or Section 3.4(c) of the Employment Agreement; or
(3) A “Change of Control” of the Company (as defined in Section 11(a), unless the Committee determines prior to the Change of Control, in accordance with Section 14.2 of the Plan, that the restrictions shall not lapse upon the occurrence of the Change of Control.
6. Agreement With Respect to Taxes; Share Withholding.
(a) You agree that (1) you will pay to the Company or an Affiliate, as the case may be, or make arrangements satisfactory to the Company or such Affiliate regarding the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by the Company or any of its Affiliates with respect to the Restricted Shares, and (2) the Company or any of its Affiliates shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to you any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the Restricted Shares.
(b) With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the Restricted Shares awarded, you may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Restricted Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction. All such elections shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that such Committee, in its sole discretion, deems appropriate.
7. Adjustment of Shares. The number of Restricted Shares subject to this Award Agreement shall be adjusted as provided in Section 4.2 of the Plan. Any shares or other securities received by you as a stock dividend on, or as a result of stock splits, combinations, exchanges of shares, reorganizations, mergers, consolidations or otherwise with respect to the Restricted Shares shall have the same terms, conditions and restrictions and bear the same legend as the Restricted Shares.
8. Agreement With Respect to Securities Matters. You agree that you will not sell or otherwise transfer any Restricted Shares except pursuant to an effective registration statement under the U.S. Securities Act of 1933, as amended, or pursuant to an applicable exemption from such registration.

3

9. Restrictive Legend. You hereby acknowledge that any certificate(s) representing the Restricted Shares will bear a conspicuous legend referring to the terms, conditions, and restrictions described in the Plan and this Award Agreement. Any attempt to dispose of any Restricted Shares in contravention of the terms, conditions, and restrictions described in the Plan or this Award Agreement shall be ineffective.
10. Forfeiture and Clawback.
(a) You agree that in the event you violate the confidentiality, non-competition, non-solicitation or non-disparagement provisions of any agreement between you and the Company or any Affiliate, or any plan of the Company or any Affiliate in which you participate, including any severance plan, you shall forfeit to the Company all of the Restricted Shares for which the restrictions have not previously lapsed in accordance with Section 5 and all of your rights thereto shall terminate without any payment of consideration by the Company.
(b) Notwithstanding any other provision of the Plan or this Award Agreement to the contrary, you acknowledge that any incentive-based compensation paid to you hereunder may be subject to recovery by the Company under any clawback policy which the Company may adopt from time to time, including without limitation any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Company’s Common Stock may be listed. You agree to promptly return any such incentive-based compensation which the Company determines it is required to recover from you under any such clawback policy.
11. Certain Definitions. As used in this Award Agreement, the following terms shall have the respective meanings indicated:
(a) “Change of Control” shall have the meaning provided in the Plan, except that for purposes of clauses (a) and (b) of such definition, “fifty percent (50%) or more” shall be substituted for “thirty percent (30%) or more” each place it appears in clauses (a) and (b) of such definition.
(b) “Disability” shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or which has lasted or can be expected to last for a continuous period of not less than 12 months.

4

(c) “Termination of Employment” shall mean the termination of your full-time employment with the Company or any of its Affiliates for any reason other than your death, or Disability.
12. Designation of Beneficiary. Your beneficiary for receipt of any payment made under this Award Agreement in the event of your death shall be the person(s) designated as your beneficiary(ies) for life insurance benefits under the Company’s life insurance benefits plan unless you designate a different beneficiary on a form prescribed by the Company. If no beneficiary is designated, upon your death, payment shall be made to your estate.
Capitalized terms used in this Award Agreement and not otherwise defined herein shall have the respective meanings provided in the Plan.
If you accept this Award and agree to the foregoing terms and conditions, please so confirm by signing and returning the duplicate copy of this Award Agreement enclosed for that purpose.

WILLBROS GROUP, INC.
By:
Robert R. Harl
President and Chief Executive Officer
The foregoing Award is accepted by me as of the                      day of February 2011, and I hereby agree to the terms, conditions, and restrictions set forth above and in the Plan.

J. Robert Berra

5